INVESTMENT SUB-ADVISORY AGREEMENT
AGREEMENT made as of February 18, 2011, by and among Highland Funds Asset Management, L.P., a Delaware limited partnership (the "Adviser"), Highland Funds II, a Massachusetts business trust (fka GE Funds "Trust"), on behalf of its series Highland Government Securities Fund (fka GE Government Securities Fund), solely with respect to Section 10(b) of this Agreement, and GE Asset Management Incorporated, a Delaware corporation (the "Sub-Adviser").
      WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");
      WHEREAS, the Adviser and Sub-Adviser are both engaged principally in the business of rendering investment management services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act");
      WHEREAS, the Trust, on behalf of its series, Highland Government Securities Fund (fka GE Government Securities the "Fund"), and the Adviser have entered into an investment advisory agreement (the "Advisory Agreement") pursuant to which the Adviser acts as manager and investment adviser to the Fund;
      WHEREAS, the Advisory Agreement provides that the Adviser shall have the authority to engage one or more sub-advisers in connection with the portfolio management of the Fund; and
      WHEREAS, the Adviser and the Board of Trustees of the Trust desire to engage the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement;
      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:
SECTION 1. Appointment of Sub-Adviser.
      The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund for the period and on the terms herein set forth, and the Trust on behalf of the Fund and the shareholders of the Fund have approved such appointment. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser acknowledges that such appointment as investment sub-adviser to the Fund may be limited to those Fund assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. Where the context so requires, references to "the Fund" in this Agreement shall refer to those Fund assets allocated to the Sub-Adviser by the Adviser. The Sub-Adviser shall for purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust, the Funds or the Adviser in any way, or otherwise be deemed an agent of the Trust, the Funds or the Adviser. For the avoidance of doubt, the Sub-Adviser shall not be permitted to delegate any of its obligations under this Agreement.


SECTION 2. Duties of Sub-Adviser.
      The Sub-Adviser, at its own expense, shall furnish the following services and facilities to the Fund:
(a) Investment Program. The Sub-Adviser shall (i) furnish continuously an investment program for the Fund, [including but not limited to allocating assets to other third-party sub-advisers based upon the Sub-Adviser's asset allocation model,]1 (ii) determine (subject to the overall supervision of the Adviser and the Trust's Board of Trustees) the investments to be purchased, held, sold or exchanged by the Fund and the portion, if any, of the assets of the Fund to be held uninvested, (iii) make changes in the investments of the Fund, (iv) review and certify in writing, at such times as shall be reasonably requested by the Adviser, that the information stated in those sections specifically identified to the Sub-
Adviser by the Adviser of the Trust's registration statement, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Registration Statement") and as filed with the Securities and Exchange Commission ("SEC"), any proxy statement, any annual or semi-annual report to investors in the Fund, any other reports filed with the SEC and any marketing material of the Fund, to the extent such sections relate to the Sub-Adviser and its management of the Fund or the applicable portion of the Fund's assets, is true, correct and complete to the best of its knowledge, (v) at such times as shall be reasonably requested by the Adviser, cooperate with the Adviser to ensure the accuracy of other information in such documents and materials relating to the Fund, including the Fund's risk disclosures and financial information and the Sub-Adviser's investment performance in its management of the Fund, and (vi) vote, exercise consents and exercise all other rights pertaining to such investments. The Sub-Adviser shall be subject always to the provisions of the organizational documents of the Trust, the Registration Statement of the Trust with respect to the Fund and its shares of beneficial interest, including the Fund's prospectus(es) and statement of additional information, and the 1940 Act, in each case as from time to time amended and in effect.
The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (vii) the Fund's investment objective, policies and restrictions as set forth in the Registration Statement of the Trust and the Fund's prospectus and statement of additional information; (viii) the organizational documents of the Trust; (ix) all investment guidelines, policies, procedures or directives of the Trust or the Adviser as provided to the Sub-Adviser ("Investment Guidelines");
(x) the 1940 Act and the rules promulgated thereunder;
(xi) the Investment Advisers Act of 1940, as amended ("Advisers Act"), and the rules promulgated thereunder;
and (xii) other applicable federal and state laws and related regulations. To the extent that the Investment Guidelines applicable to the portion of the Fund's assets allocated to the Sub-Adviser are inconsistent with the investment restrictions applicable to the Fund's total assets as set forth in the Registration Statement, the Sub-Adviser shall comply with the 1 Bracketed text to be included for GE Total Return Fund only.


policies, procedures and directives as set forth in the Investment Guidelines. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (vii), (viii) or (ix) above and shall consult with the Sub-Adviser before making any changes relating solely to the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, as well as to the policies, procedures and directives set forth in the Investment Guidelines.
Portfolio Transactions. The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Sub-Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d) of the Advisory Agreement. For that limited purpose, the Sub-
Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities or other investments and payments of cash for the account of the Fund.
In placing portfolio transactions for the Fund, it is recognized that the Sub-Adviser will use its best efforts to secure the most favorable price and efficient execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Fund nor the Sub-Adviser has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to Section 28(e) of the Securities Exchange Act of 1934 and any restrictions and guidelines established by the Trust's
Board of Trustees, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers. It is understood that the services provided by such brokers may be useful or beneficial to the Sub-Adviser in connection with its services to other clients.
On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.


(c) Fair Valuation. In accordance with procedures adopted by the Trust's Board of Trustees, as amended from time to time, the Sub-Adviser is responsible for assisting the Adviser in determining the fair valuation of any illiquid portfolio securities held by the Fund and will assist the Trust's accounting services agent or the Adviser to obtain independent sources of market value for all other portfolio securities.
Further, the Sub-Adviser shall be responsible to ensure that the Fund and/or the Adviser is promptly notified of any and all instances in which the Sub-Adviser knows or should have reason to know that the available price or value of a portfolio security does not represent the fair value of the instrument, or that there is no price or value available from any source with respect to a particular instrument and that such instrument should accordingly be subject to a fair valuation determination in accordance with procedures adopted by the Board of Trustees, as amended from time to time.
SECTION 3. Delivery of Documents.
      The Adviser has furnished the Sub-Adviser with true and complete copies properly certified or authenticated of each of the following documents:
Organizational documents of the
Trust; Registration Statement of each
Fund: The Investment Guidelines;
The Advisory Agreement;
A list of affiliated brokers and underwriters of a Fund for compliance with applicable provisions of the 1940 Act; and A list of affiliated issuers of the Fund and/or the Adviser restricted from purchase by a Fund.
The Adviser will provide to the Sub-Adviser copies properly certified or authenticated of amendments or supplements to any of these materials as soon as practical after such materials become available.
SECTION 4. Allocation of Expenses.
      During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement. The Sub-Adviser does not assume nor shall it pay any expenses for Fund operations and activities. For the avoidance of doubt, unless the prospectus(es) or statement of additional information of the Fund provides otherwise, the expenses to be borne by the Fund shall include, without limitation, those items listed in Section 3 of the Advisory Agreement.


SECTION 5. Sub-Advisory Fee.
(a)	In return for its advisory services, the Adviser will
pay the Sub-Adviser a monthly
fee, computed and accrued daily, based on an annual rate
of 0.200% of the "Average Daily Managed Assets" of such
portion of the Fund's assets allocated to the Sub-
Adviser. "Average Daily Managed Assets" shall mean the
average daily value of the assets of the Fund allocated
to the Sub-Adviser, less accrued liabilities of the Fund
related or allocated to such portion of the Fund's
assets allocated to the Sub-Adviser (other than the
aggregate amount of any outstanding borrowings
constituting financial leverage). [For the avoidance of
doubt, assets allocated by the Sub-Adviser to other sub-
advisers pursuant to Section 2(a) of this Agreement will
not be considered to have been allocated to Sub-Adviser
for purposes of determining Average Daily Managed
Assets, and the Sub-Adviser will not receive any fees
with respect to such assets.]2 If this Agreement becomes
effective subsequent to the first day of a month or
shall terminate before the last day of a month,
compensation for such month shall be computed in a
manner consistent with the calculation of the fees
payable on a monthly basis. The accrued fees will be
payable monthly no later than the fifteenth (15)
business day following the end of each month during
which this Agreement is in effect.
(b)	The Adviser agrees to direct the Fund's administrator
to pay the Sub-Adviser the compensation payable pursuant
to Section 5(a) out of the assets of the Fund;
provided, however, that in such case the compensation
payable to the Sub-Adviser by the Adviser hereunder will
be reduced by the amount of any compensation paid
directly by the Fund to the Sub-Adviser.
To the extent the Sub-Adviser allocates any assets to
third-party sub-advisers as contemplated by clause (i)
of Section 2(a), the fees payable to such third-party
sub-advisers shall not be payable by the Sub-Adviser out
of the fees paid by the Adviser to the Sub-Adviser
pursuant to this Section 5 but shall be paid pursuant to
the terms and conditions of the sub-advisory agreement
entered between such third-party sub-adviser and the
Adviser.]3
             SECTION 6. Compliance with Applicable
Regulations. In performing its duties hereunder,
the Sub-Adviser:
(a)	Shall establish, to the extent required by applicable
law, compliance policies and procedures relating to the
provision of sub-advisory services under this Agreement
(the "Compliance Policies and Procedures") (copies of
which shall be provided to the Adviser and shall be
subject to review and approval by the Adviser and the
Board of Trustees) and, in addition, shall comply with
all applicable provisions of the "Federal Securities
Laws" (as such term is defined in
2	Bracketed text to be included for GE Total Return Fund only.
3	Bracketed text to be included for GE Total Return Fund only.


Rule 3 8a- 1 under the 1940 Act); the asset
diversification requirements set forth under Section 851
(b)(3) of Subchapter M of the Internal Revenue Code of
1986, as amended (the "Code"); the gross income
qualification requirements as set forth under Section
851(b)(2) of the Code; the provisions of the
Registration Statement of the Trust with respect to the
Fund; the provisions of the organizational documents of
the Trust, as the same may be amended from time to time;
and Rule 206(4)-7 under the Advisers Act; and any other
applicable provision of state, federal or foreign law to
the extent violations of such law may adversely affect
the Fund or the Adviser. The Sub-Adviser shall manage
the Fund in a manner (i) that will make available
sufficient cash for the Fund to pay dividends that
satisfy the distribution requirements set forth in
Section 852(a) of the Code and eliminate tax at the fund
level under Section 852(a) and Section 4982(a) of the
Code and (ii) that will permit the Fund to pay exempt-
interest dividends within the meaning of Section
852(b)(5) of the Code.[4] The Sub-Adviser shall provide
the Fund's Chief Compliance Officer ("CCO") with
reasonable access to information regarding the Sub-
Adviser's compliance program, which access shall include
on-site visits, during normal business hours, by the CCO
with the Sub-Adviser as may be reasonably requested from
time to time. The Sub-Adviser shall provide reasonable
assistance to the Fund and the CCO in complying with
Rule 38a-1 under the 1940 Act and, upon the request of
the Fund and/or the CCO, including in connection with
the CCO's annual written report to the Board required
pursuant to Rule 3 8a- 1, the Sub-Adviser agrees to
provide reports and certifications from the Sub-
Adviser's Chief Compliance Officer regarding: (i) the
adequacy and operation of the Compliance Policies and
Procedures and any material changes made or recommended
to be made to those policies and procedures; and (ii)
the effectiveness of their implementation.
(b)	Shall notify the Fund and Adviser regarding: (i) any
material changes made to the Compliance Policies and Procedures since the date of the last report delivered pursuant to paragraph (a) of this Section 6; (ii) any material changes to the Compliance Policies and Procedures recommended as a result of the annual review conducted pursuant to Rule 3 8a- 1 under the 1940 Act;
and (iii) any (A) material violation of the Federal
Securities Laws by the Sub-Adviser relating to the provision of the sub-advisory services provided under this Agreement; (B) material violation by the Sub-
Adviser of the Compliance Policies and Procedures, the Fund's or the Adviser's policies and procedures to the extent such policies and procedures are previously provided to the Sub-Adviser, and to the extent the Board would reasonably need to know to oversee Fund compliance; and (C) known material weakness in the design or implementation of the Compliance Policies and Procedures. The Sub-Adviser shall provide the notice contemplated by clauses (i) and (ii) above within a reasonable period of time after the event giving rise to the notice, except that the Sub-Adviser shall promptly notify the Fund and the Adviser of any such events which may have a material effect upon [4 Note: The text following romanette (ii) (and thus the reference to romanette (i)) should be included if the Fund is a tax-exempt
Fund .]


the Sub-Adviser's ability to perform its obligations under this Agreement. The Sub-Adviser shall provide the notice contemplated by clause (iii) above promptly after the event giving rise to such notice.
Shall exercise voting rights with respect to portfolio securities held by the Fund in accordance with written policies and procedures adopted by the Sub-Adviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related guidance from the Securities and Exchange
Commission and its staff relating to such statutes and regulations (collectively, "Proxy Voting Policies and
Procedures"). The Sub-Adviser shall vote proxies on behalf of the Fund in a manner deemed by the Sub-
Adviser to be in the best interests of the Fund pursuant to the Sub-Adviser's written Proxy Voting
Policies and Procedures. The Sub-Adviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form
N-1A for inclusion in the Registration Statement of the Trust. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-
PX). The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to its compliance with its Proxy Voting
Policies and Procedures.
Agrees that it will maintain for the Fund all and only such records as required under Rules 31 a-1 and 31 a-2 under the 1940 Act in respect to its services hereunder and that such records are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request all in accordance with Rule 31 a-3 under the 1940 Act, provided that the Sub-Adviser may retain a copy of those records for compliance purposes.
Agrees to regularly report to the Adviser on the investment program for the Fund and the issuers and securities represented in the Fund, and will furnish the Adviser, with respect to the Fund, such periodic and special reports as the Board and the Adviser may reasonably request or as may be required by applicable law.
Will be responsible for the preparation and filing of
Schedule 1 3G and Form 1 3F with respect to the assets of the Fund reflecting holdings over which the Sub-
Adviser and its affiliates have investment discretion.
Will comply with the Fund's policy on selective disclosure of portfolio holdings of the Fund (the
"Procedure for Compliance with Regulation FD"), as provided in writing to the Sub-Adviser and as may be amended from time to time. The Sub-Adviser agrees to provide a certification with respect to compliance with the Fund's Procedure for Compliance with Regulation FD as may be reasonably requested by the Fund from time to time.


Shall promptly notify the Adviser and the Fund (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; and (iii) upon having a reasonable basis for believing that the Fund has ceased to comply with the diversification provisions of Section
8 17(h) of the Code or the regulations thereunder. The
Sub-Adviser further agrees to notify in writing the Adviser and Fund promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-
Adviser that should be but is not contained in the Registration Statement of the Trust, or any amendment or supplement thereto, or of any statement contained therein regarding the Sub-Adviser that becomes untrue in any material respect.
For the avoidance of doubt, the Sub-Adviser shall not be responsible for compliance by the Trust's Board of Trustees or officers (including the Chief Compliance
Officer) or by the Adviser with their respective obligations under the 1940 Act (including Rule 38a-1 under the 1940 Act), the Code, and the regulations thereunder, and under any federal, state or self-regulatory organization's laws, rules, regulations or orders applicable to them.
SECTION 7. Adviser Representations and Warranties.
The Adviser represents and warrants to the Sub-Adviser that (i) the retention of the Sub-Adviser by the Adviser as contemplated by this Agreement is authorized by the governing documents of the Adviser; (ii) the execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Adviser or its property is bound, whether arising by contract, operation of law or otherwise;
(iii) the Adviser has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by the Advisory Agreement; (iv) the Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise; and (v) each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms hereof subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).


The Adviser agrees that it will, upon request, provide any information reasonably requested by the Sub-Adviser regarding the scope and coverage of the Adviser's and the Trust's errors and omissions and professional liabilities policy.
The Adviser represents and warrants to the Sub-Adviser that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to the term, words or initials "GE," "GEAM," "GE Asset
Management," "GEID," "GE Investment Distributors" or
"General Electric," or to any derivative or confusingly similar name, or refer to or use any trade name or trademark owned or licensed by the Sub-Adviser or its affiliates including but not limited to the distinctive
GE circular logo or slogans, in any disclosure, offering, advertising or marketing materials for the Fund, subject to the following exceptions: (a) with the Sub-Adviser's prior written approval of material or forms of advertising or disclosure including those intended for repeated use, after a reasonable opportunity to review the proposed use or form, (b) naming GE Asset Management Incorporated or GEAM as the sub-adviser to the Fund or (c) to the limited extent required by rule, regulation or upon the request of a governmental authority.
SECTION 8. Sub-Adviser Representations and
Warranties.
The Sub-Adviser represents and warrants to the Adviser that (i) the Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) the Sub-Adviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) the Sub-Adviser has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) the Sub-Adviser has the authority to enter into and perform the services contemplated by this Agreement; (v) the Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;
(vi) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law), and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding on the Sub-Adviser;
(vii) the Sub-Adviser has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association or is not required to file such exemption; and (viii) the Sub-Adviser is duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.
The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has adopted a written Code of Ethics complying with the requirements of Rule 1 7j -1 under the 1940 Act and Rule 204A-1 under the Advisers
Act and will provide the Adviser and the Board with a copy of such Code of Ethics, together with evidence of its adoption. Within 15 days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the president, Chief Operating Officer, Chief Compliance
Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser's Code of Ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser's Code of Ethics. The Sub-Adviser further represents and warrants to the Adviser that the Sub-
Adviser has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Sub-Adviser's Code of Ethics.
The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has provided the Fund and the Adviser with a copy of its Form ADV Part I and Part
II, which as of the date of this Agreement is its Form
ADV I as most recently filed with the SEC and promptly will furnish a copy of all amendments to its Form ADV
Part I and Part II to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.
The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will promptly notify the Adviser of any change of control of the Sub-Adviser, including any change of its direct or indirect 25% shareholders, and any changes in the key personnel of the Sub-Adviser, including without limitation, any change in the portfolio manager(s) of the Fund, in each case prior to or, to the extent prior notice is not practicable, promptly after such change. Notwithstanding the foregoing and subject upon the reasonable request of the Sub-Adviser to the terms of Section 14 of this Agreement, the Sub-Adviser will promptly notify the Adviser of any existing agreement, or upon entering into any agreement, that may result in a change in control of the Sub-Adviser. The Sub-Adviser will be liable to the Trust and the Adviser for all direct and indirect costs resulting from a change in control of the Sub-Adviser, including without limitation all costs associated with proxy solicitations, meetings of the
Board of Trustees, revisions to prospectuses,
statements of additional information and marketing
materials in connection with the re-hiring of the Sub-
Adviser.
(e)	The Sub-Adviser represents and warrants to the Adviser
that the Sub-Adviser agrees to maintain an appropriate
level of errors and omissions or professional liability insurance coverage. The Sub-Adviser shall provide prior written notice to the Adviser if any claims will be made under its insurance policies to the extent they relate
to the services provided hereunder. Further, it shall
upon request provide to the Adviser any information it
may reasonably require concerning the amount or scope
of such insurance to the extent related to the Sub-
Adviser's obligations under this Agreement.
(f)	The Sub-Adviser represents and warrants to the Adviser
that the Sub-Adviser agrees that neither it, nor any of
its affiliates, will knowingly in any way refer
directly or indirectly to its relationship with the
Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the
Adviser, except as required by rule, regulation or upon
the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.
(g)	The Sub-Adviser represents and warrants to the Adviser
that the Sub-Adviser shall act honestly, in good faith
and in the best interests of the Fund including
requiring any of its personnel with knowledge of the
Fund's activities to place the interest of the Fund
ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund.
SECTION 9. Limitation of Liability.
The Sub-Adviser shall not be liable to the Trust or the Adviser for any loss suffered by the Fund, the Trust or its shareholders or by the Adviser in connection with the matters to which this Agreement relates, except (a) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, and (b) to the extent otherwise provided in
Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.
SECTION 10.	Indemnification.
(a)	By the Adviser. The Adviser agrees to indemnify and
hold the Sub-Adviser, its officers and directors, and
any person who controls the Sub-Adviser within the
meaning of Section 15 of the Securities Act of 1933,
as amended ("1933 Act") harmless from any and all
direct or indirect liabilities, losses or damages
(including reasonable attorneys' fees) arising out of
any claim, demand, action, suit or proceeding arising
out of:
(i)	The Adviser's breach of its duties under this
Agreement; or


(ii)	any bad faith, willful misfeasance, reckless
disregard or gross negligence on the part of the
Adviser or any of its directors, officers or employees
in the performance of the Adviser's duties and
obligations under this Agreement, except to the extent
such loss results from the Sub-Adviser's own willful
misfeasance, bad faith, reckless disregard or gross
negligence in the performance of Sub-Adviser's duties
and obligations under this Agreement.
By the Trust.
(i)	The Trust agrees to indemnify and hold the Sub-
Adviser, its officers and directors, and any person who
controls the Sub-Adviser within the meaning of Section
15 of the 1933 Act (each, a "Sub-Adviser Indemnitee")
harmless from any and all direct or indirect
liabilities, losses or damages (including reasonable
attorneys' fees) arising out of any claim, demand,
action, suit or proceeding arising out of any
misrepresentation of a material fact or the omission of
a fact necessary to make information not misleading in
the Registration Statement, any proxy statement, or any
annual or semi-annual report to investors in the Fund
(other than a misstatement or omission relating to
disclosure about the Sub-Adviser approved by the Sub-
Adviser or provided to the Adviser or the Trust by the
Sub-Adviser).
(ii)	As to any matter disposed of by settlement or a
compromise payment by such Sub-Adviser Indemnitee,
pursuant to a consent decree or otherwise, no
indemnification either for said payment or for any other
expenses shall be provided unless there has been a
determination that such settlement or compromise is in
the best interests of the Trust and that such Sub-
Adviser Indemnitee appears to have acted in good faith
in the reasonable belief that such Sub-Adviser
Indemnitee's action was in the best interests of the
Trust and did not involve willful misfeasance, bad
faith, gross negligence or reckless disregard of the
duties involved in the conduct of such Sub-Adviser
Indemnitee's position (such conduct, "Disabling
Conduct"). With respect to any action, suit or other
proceeding voluntarily prosecuted by any Sub-Adviser
Indemnitee as plaintiff, indemnification shall be
mandatory only if the prosecution of such action, suit
or other proceeding by such Sub-Adviser Indemnitee was
authorized by a majority of the full Board of Trustees
of the Trust. Notwithstanding the foregoing, the Trust
shall not be obligated to provide any such
indemnification to the extent such provision would waive
any right that the Trust cannot lawfully waive.
(iii)	All determinations with respect to indemnification
hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Sub-Adviser Indemnitee is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(1 9) of the 1940 Act) nor parties to the proceeding, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.


By the Sub-Adviser. The Sub-Adviser agrees to indemnify
and hold the Adviser, its officers and directors, and
any person who controls the Adviser within the meaning
of Section 15 of the 1933 Act, and the Trust harmless
from any and all direct or indirect liabilities, losses
or damages (including reasonable attorneys' fees)
arising out of any claim, demand, action, suit or
proceeding arising out of:
(i)	any misrepresentation of a material fact or the
omission of a fact necessary to make information not
misleading in the Registration Statement, any proxy
statement, any annual or semi-annual report to
investors in the Fund, any other reports filed with the
SEC or any marketing material of the Fund relating to
disclosure about the Sub-Adviser approved by the Sub-
Adviser in writing or provided to the Adviser or the
Trust by the Sub-Adviser;
(ii)	Sub-Adviser's breach of its duties under this
Agreement; or
(iii)	any bad faith, willful misfeasance, reckless
disregard or gross negligence on the part of the Sub-
Adviser or any of its directors, officers or employees
in the performance of the Sub-Adviser's duties and
obligations under this Agreement, except to the extent
such loss results from the Trust's or the Adviser s own
willful misfeasance, bad faith, reckless disregard or
gross negligence in the performance of their respective
duties and obligations under the Advisory Agreement or
this Agreement.
SECTION 11.	Duration and Termination of this
Agreement.
Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following: (1) the approval of the Trust's Board of Trustees, including approval by a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund.
Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 11(c), so long as such continuance is approved at least annually (a) by either the Trust's Board of Trustees or by a "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund and (b) in either event, by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.
Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. No material amendment to this Agreement shall be effective until approved by a vote of a majority of the
Fund's outstanding voting securities, unless the Trust
receives an SEC exemptive order or opinion of counsel,
or the issue is the subject of a position of the SEC or
its staff permitting it to modify the Agreement without
such vote (including but not limited to the
interpretation thereof that amendments that do not
increase the compensation of the Sub-Adviser or
otherwise fundamentally alter the relationship of the
Trust with the Sub-Adviser do not require shareholder
approval if approved by the requisite majority of the
Trust's Trustees who are not "interested persons" (as
defined in the 1940 Act) of the Trust).
(c)	Termination. This Agreement may be terminated (i) at any
time, without payment of any penalty, by vote of the
Trust's Board of Trustees, or by a "vote of a majority
of the outstanding voting securities" (as defined in the
1940 Act) of the Fund, (ii) at any time, without payment
of a penalty, by the Adviser (1) upon no less than 60
days' prior written notice to the Sub-Adviser; (2) upon
material breach by the Sub-Adviser of any of the
representations and warranties set forth in this
Agreement; or (3) if the Sub-Adviser becomes unable to
discharge its duties and obligations under this
Agreement, including circumstances such as financial
insolvency of the Sub-Adviser or other circumstances
that could adversely affect the Fund, or (iii) by the
Sub-Adviser upon no less than 60 days' prior written
notice to the Adviser. All rights to compensation under
this Agreement shall survive the termination of this
Agreement. In the event of termination of this
Agreement, all compensation due through the date of
termination will be calculated on a pro-rated basis
through the date of termination and paid within thirty
(30) days of the date of termination.
(d)	Automatic Termination. This Agreement shall
automatically and immediately terminate in the event of
its "assignment" (as defined in the 1940 Act) or upon
termination of the Advisory Agreement.
SECTION 12.	Prohibited Conduct.
      In providing the services described in this Agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by the Adviser, including the Fund, regarding transactions in portfolio securities or other portfolio investments of the Fund.
SECTION 13.	Services Not Exclusive.
      The services of the Sub-Adviser to the Fund hereunder are not to be deemed exclusive, and the Sub-Adviser (and its affiliates) shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Sub-Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Sub-Adviser provides administrative or other, non-investment advisory services to the Fund, and the Sub-Adviser may be compensated for such other services.


SECTION 14.	Confidentiality.
      During the term of this Agreement, and at all times thereafter, the Sub-Adviser shall not itself, or assist anyone else to, directly or indirectly, disclose to any person or entity Confidential Information of the Adviser, the Trust or the Fund,
now known or subsequently learned by the Sub-Adviser, provided that the Sub-Adviser may disclose Confidential Information to the extent reasonably necessary to perform its duties under this Agreement such as to broker-dealers, lawyers, accountants and other agents and, provided, further, Confidential Information may be disclosed to the extent required by law or by an order or decree of any court or other governmental authority; provided, however, that the Sub-Adviser will, if legally compelled to disclose such information: (i) provide the Adviser with prompt written notice of that fact so that the Adviser may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; and (ii)
endeavor to obtain assurance that confidential treatment will be accorded the information so disclosed. "Confidential Information" shall mean any information, whether written or oral, and materials furnished to or obtained by the Sub-Adviser, including but not limited to that which relates to the Adviser, the Trust, the Fund, and their affiliates, clients, customers, vendors, or other third party's research, development, trade secrets, techniques, processes, procedures, plans, policies, business affairs, marketing activities, discoveries, hardware, software, screens, specifications, designs, drawings, data and other information and materials, regardless of its form, other than information in the public domain.
      In addition, the Adviser and the Sub-Adviser each agree, during the term of this Agreement, not to (and to cause its respective affiliates and its and its affiliates' directors, officers, employees, agents, advisors, financing sources and representatives not to) initiate or maintain contact (except for those contacts made in the ordinary course of business or in the course of performance of its obligations under this Agreement)
with any officer, director, employee, or agent of the other party or its affiliates regarding the other party's business, operations, prospects or finances, except with the other party's express written consent. In addition, each of the Adviser and the Sub-Adviser agree that, during the term of this Agreement, neither it nor any of its affiliates will, directly or indirectly, solicit the employment of or hire any current officer or employee of the other party or its affiliates with whom such party comes into contact in connection with the performance of its obligations under this Agreement, but only for so long as such officer or employee is employed by the other party or its affiliates. The phrase "solicit the employment of" (and any hiring resulting from such solicitation) shall not be deemed to include (i) general solicitation of employment not specifically directed towards employees of the other party or (ii) responding to unsolicited requests for employment.
SECTION 15.	Notices.
      Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of the Trust and the Adviser for this purpose shall be NexBank Tower, 13455 Noel Road, Suite 900,
Dallas, Texas 75240 and the address of the Sub-Adviser for this purpose shall be 3001 Summer Street, Stamford, Connecticut 06904,
Attention: General Counsel.


SECTION 16.	Governing Law; Severability;
Counterparts.
      This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
SECTION 17.	Miscellaneous.
      Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
[Signature Page Follows]


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HIGHLAND FUNDS ASSET MANAGEMENT, L.P.
By:	Strand Advisors XVI, Inc., its
general partner


By:
Name:
Title:



Highland Funds II,
SOLELY WITH RESPECT TO SECTION 10(b) OF
THIS AGREEMENT
By:
Name:
Title:
GE ASSET MANAGEMENT INCORPORATED
By:
Name:
Title:


Schedule of Sub-Advisory Fees for GE Asset Management
Incorporated (attach to form of Sub-Advisory Agreement)

The following annual rates will apply under Section 5(a) of the proposed Investment Sub-Advisory Agreement by and among Highland Funds Asset Management, L.P., Highland Funds II (to be renamed from GE Funds), on behalf of its series named below, and GE Asset Management Incorporated:



Name of Fund                                          Sub-Advisory Fee
                                                         (annual rate)


Income Funds
Highland Government Securities Fund fka GE
Government Securities Fund                                  0.200%